Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kevin Kaastra

Fremont Michigan InsuraCorp, Inc.

231-924-0300

Fremont Michigan InsuraCorp Reports Earnings for Second Quarter 2010 and Announces Quarterly Cash Dividend

Fremont, Michigan, August 9, 2010 – Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), a Michigan-exclusive property and casualty insurance carrier, today announced financial results for the second quarter ended June 30, 2010. The Company reported revenues of $16.0 million for the period, an increase of 15.6% from the second of quarter 2009, reflecting strength in premiums earned from its product offering as well as an increase in realized gains on investments during the quarter.

Fremont also announced that its Board of Directors declared a regular quarterly cash dividend of $0.04 per share on the common stock of the Company, payable on Sept. 30, 2010 to shareholders of record on Sept. 16, 2010.

Highlights for the quarter and six months:

•	Net income of $0.09 per diluted share for the quarter, down from $0.33 last year, driven by underwriting loss offset by investment income and realized gains

•	Combined ratio of 108.6% for the quarter, up from 98.8% in the second quarter 2009, resulting from higher loss and loss adjustment expenses (LAE) ratio relating to personal auto lines

•	Net income of $0.66 per diluted share for the six months, up from $0.48 last year, driven by higher realized gains offset by underwriting losses

•	Combined ratio of 102.5% for the six months, up from 101.4% for the six months in 2009

•	Book value per share increased to $26.75 up from $26.33 as of December 31, 2009

“The second quarter was challenging, driven by a higher frequency and severity of claims in our personal auto line, as well as the adverse role of weather,” said Richard E. Dunning, President and CEO. “Despite the impact of this environment on our results, the foundation of our business remains secure, as we continued to rely on the strength and loyalty of our customers and independent agents to help us grow.”

Net income for the quarter ended June 30, 2010 was $160,000, or $0.09 per diluted share, compared to $585,000, or $0.33 per diluted share, in the 2009 quarter. Fremont generated direct premiums written of $20.2 million during the quarter, compared to $17.3 million in the 2009 quarter, an increase of 17.0%. Growth in direct premiums written was driven by growth in the personal segment, which increased by $2.0 million, or 16.5%, and the commercial segment, which increased by $917,000, or 33.7%.

For the first six months of 2010, net income was $1.2 million, or $0.66 per diluted share, compared with net income of $863,000, or $0.48 per diluted share in the first six months of 2009. Revenues for the first six months grew 12.5%, to $30.9 million, from $27.5 million in the year-ago period. For the first half of the year, Fremont generated direct premiums written of $36.3 million, compared to $31.7 million in 2009, an increase of 14.5%.

Kevin G. Kaastra, Vice President of Finance, added: “Our combined ratio of 108.6%, compared with 98.8% last year, was driven by an increase in the loss and LAE ratio to 75.2% in the quarter, up from 66.5% a year ago. The resulting underwriting loss was offset by net investment income and realized gains on investments, enabling us to remain profitable in the quarter.”

Consolidated Highlights (Unaudited)	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	%	2010	2009	%
Consolidated revenues	$15,995,080	$13,830,606	15.6%	$30,936,297	$27,493,499	12.5%
Net income	$160,163	$584,707	-72.6%	$1,189,768	$862,815	37.9%
Weighted average shares outstanding	1,761,387	1,758,400		1,756,861	1,751,505
Basic earnings per share	$0.09	$0.33	-72.7%	$0.68	$0.49	38.8%
Diluted earnings per share	$0.09	$0.33	-72.7%	$0.66	$0.48	37.5%
Direct premiums written	$20,246,988	$17,303,818	17.0%	$36,333,570	$31,719,502	14.5%
Loss and LAE ratio	75.2%	66.5%		68.2%	69.2%
Expense ratio	33.4%	32.3%		34.3%	32.2%
Combined ratio	108.6%	98.8%		102.5%	101.4%
Net investment income	$413,939	$438,980	-5.7%	$854,150	$940,165	-9.1%
Realized investment gains	$862,207	$14,833	5712.8%	$1,222,008	$211,494	477.8%
Operating (loss) income (1)	$(690,297)	$783,490	-188.1%	$440,093	$916,855	-52.0%
Operating (loss) income per share (1)	$(0.39)	$0.45	-186.7%	$0.25	$0.52	-51.9%
Cash dividends declared per share	$0.04	$0.03	33.3%	$0.08	$0.06	33.3%
Book value per share	$26.75	$23.44	14.1%	$26.75	$23.44	14.1%

(1)	Operating (loss) income is a non-GAAP financial measure defined as pre-tax income excluding net realized gains (losses) on investments.

In the second quarter of 2010, direct premiums written increased 17.0%, with personal and commercial lines showing solid gains, but farm and marine premiums were virtually unchanged. Direct premiums written for the personal segment increased 16.5%, with personal auto up 24.9% and homeowners up 9.2%. New business for personal auto increased 40.9%, while renewals were up 22.2%. Homeowner new business premiums were up 37.1%, with renewal premiums up 5.4%. Direct premiums written for the commercial segment increased 33.7% due to strong new business growth of 138.9%, which resulted from writing several larger accounts in the quarter. Commercial renewal business was up 6.4%, reflecting a large new account signed in the first quarter of 2009. Farm direct premiums written grew by 1.8%, driven by a 17.4% increase in new business and a 2.4% increase in renewals. Premiums for the marine segment were down 0.7% in the second quarter.

For the first six months of 2010, direct premiums written increased 14.5%, with personal and commercial lines showing solid gains, farm showing a smaller gain and marine premiums declining slightly. Direct premiums written for the personal segment increased 15.4%, and direct premiums written for the commercial segment increased 19.9% due to strong new business growth. Farm direct premiums written increased 4.7%, driven by renewals growth, while direct premiums written for the marine segment were down 1.7% in the first half of 2010.

In the second quarter 2010, Fremont generated a loss and LAE ratio of 75.2% compared to 66.5% in 2009. The increase in the loss experienced in the second quarter was driven primarily by the personal lines segment, which experienced an 11.7 percentage-point increase in its loss ratio during the second quarter as a result of greater losses in personal auto. Personal auto physical damage and auto liability losses increased $690,000 and $785,000 respectively, as a result of a rise in the number and severity of auto claims in the second quarter. Losses from the homeowners’ product lines increased by $544,000 compared to the second quarter of 2009, due to higher weather-related losses, particularly hail and wind damage. The commercial lines loss ratio decreased to 62.6% as a result of lower weather-related losses that were partially offset by a higher loss ratio in workers compensation. The farm segment experienced a 9.2 percentage-point increase in its loss ratio as a result of higher weather-related losses that were offset by a reduction in large fire losses during the quarter.

In the first half of 2010, Fremont generated a loss and LAE ratio of 68.2%, which was a slight improvement from the 69.2% reported in the comparable period of 2009. The increase in incurred losses experienced in the first half of 2010 was driven primarily by the personal lines segment, which experienced a 3.3 percentage-point increase in its loss ratio as a result of increased losses in personal auto. The commercial lines loss ratio improved to 58.2%, down from 68.9%, which was a result of lower weather-related losses coupled with growth in net premiums earned. The farm segment experienced a 23.3 percentage-point decrease in its loss ratio for the first six months as a result of a reduction in large fire losses as well as lower weather-related losses.

Fremont’s expense ratio for the second quarter 2010 increased to 33.4% from 32.3% in the year-ago quarter. The increase was a result of higher expenses resulting in total underwriting expenses growing at a faster rate than earned premiums during the period. For the first six months of 2010, the expense ratio increased to 34.3% from 32.2% in the first six months of 2009, due to similar factors.

Net investment income decreased in the second quarter 2010 to $414,000, compared to $439,000 in 2009. The decrease was a result of sales and maturities in the Company’s fixed portfolio that were reinvested in the current lower-rate environment. During the second quarter, sales and maturities of fixed income securities generated realized gains of $367,000. Also during the quarter, sales of equity securities generated realized gains of approximately $495,000. For the first six months of 2010, net investment income was $854,000, down 9.1% from $940,000 a year ago. The decrease in net investment income was a result of the sale of fixed portfolio securities reinvested in the current lower rate environment, and was partially offset by increased dividend income due to investment in dividend-paying stocks, which began in the second quarter of 2009.

Dunning concluded: “As our state begins to experience economic recovery, we will remain focused on executing our strategic plan and building our business for future growth and profitability. The source of that growth will be based on our dedicated team of experienced associates and independent agents, who have supported the Company throughout the difficult economic times we have experienced since 2008. We also are continuing our discussions with Northern Mutual regarding our strategic alliance that we hope will result in further growth opportunities for both organizations. In addition, we are pursuing the expansion of our business by reaching into neighboring states. We will continue to take a prudent and careful approach as we move into Wisconsin and Indiana, providing our agents near those states with opportunities to grow their business with Fremont.”

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock trades under the symbol “FMMH.”

Consolidated Statement of Income (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Direct premiums written	$20,246,988	$17,303,818	$36,333,570	$31,719,502

Net premiums written	$17,039,097	$14,610,221	$30,038,456	$26,353,035

Revenues
Net premiums earned	$14,564,629	$13,197,608	$28,548,417	$26,018,489
Net investment income	413,939	438,980	854,150	940,165
Net realized gains on investments	862,207	14,833	1,222,008	211,494
Other income	154,305	179,185	311,722	323,351

Total revenues	15,995,080	13,830,606	30,936,297	27,493,499
Expenses
Loss and LAE	10,953,852	8,773,377	19,481,732	17,994,570
Policy acquisition and other underwriting expenses	4,869,318	4,258,906	9,792,464	8,370,580

Total expenses	15,823,170	13,032,283	29,274,196	26,365,150
Income before federal income tax expense	171,910	798,323	1,662,101	1,128,349
Federal income tax expense	11,747	213,616	472,333	265,534

Net income	$160,163	$584,707	$1,189,768	$862,815

Earnings per share
Basic	$.09	$.33	$.68	$.49
Diluted	$.09	$.33	$.66	$.48

Consolidated Balance Sheets (Unaudited)	June 30, 2010	December 31, 2009
Assets
Investments:
Fixed maturities available for sale, at fair value	$56,761,140	$56,483,580
Equity securities available for sale, at fair value	11,579,174	11,183,580
Mortgage loans on real estate from related parties	235,693	239,303

Total investments	68,576,007	67,906,463
Cash and cash equivalents	11,849,624	7,063,679
Premiums due from policyholders, net	11,476,149	10,087,998
Receivable from sale of investments	70,607	—
Amounts due from reinsurers	10,346,145	7,859,452
Prepaid reinsurance premiums	2,355,241	1,856,343
Accrued investment income	550,378	600,648
Deferred policy acquisition costs	4,142,997	3,913,551
Deferred federal income taxes	3,361,703	3,155,625
Property and equipment, net of accumulated depreciation	3,547,566	2,787,134
Other assets	33,464	33,175

	$116,309,881	$105,264,068

Liabilities and Stockholders’ Equity
Liabilities:
Losses and loss adjustment expenses	$26,292,580	$21,331,243
Unearned premiums	30,779,485	28,886,128
Reinsurance funds withheld and premiums ceded payable	69,440	96,697
Accrued expenses and other liabilities	11,930,695	8,905,213

Total liabilities	69,072,200	59,219,281

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,765,908 and 1,749,032 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	9,468,789	9,037,405
Retained earnings	37,314,717	36,332,648
Accumulated other comprehensive income	454,175	674,734

Total stockholders’ equity	47,237,681	46,044,787

Total liabilities and stockholders’ equity	$116,309,881	$105,264,068